Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of January 6, 2014, is entered into by CONVERGYS CORPORATION, an Ohio corporation, with its headquarters at 201 East Fourth Street, Cincinnati, Ohio (the “Company”), and Brian Delaney (the “Executive”).

The Company has entered into an Agreement and Plan of Merger, dated as of the date hereof, as may be amended from time to time (the “Merger Agreement”), by and among SGS Holdings, Inc., a Delaware corporation, [Merger Sub], a Delaware Corporation, and certain other parties thereto (the “Sellers”) and the Company, whereby Merger Sub will be merged with and into SGS Holdings, Inc., whereupon the separate existence of Merger Sub will cease and SGS Holdings, Inc. will continue as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”) as of the effective time of the Merger (the “Closing”).

Executive is employed by Stream Global Services, Inc., a subsidiary of SGS Holdings, Inc., pursuant to that certain employment agreement dated January 13, 2011, by and between Executive and Stream Global Services, Inc. (the “Prior Agreement”).

The Company desires to employ the Executive, and the Executive desires to be employed by the Company.

The Company and the Executive desire that this Agreement shall supersede and replace the Prior Agreement in all respects, effective as of the Closing.

The Company and the Executive desire that this Agreement shall be and hereby is fully conditioned upon the Closing and shall be deemed effective and contingent upon such Closing and if the Closing shall not occur, this Agreement shall be void ab initio and of no force and effect and the Prior Agreement shall remain in full force and effect.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for a term (the “Term”) commencing on the Closing (the “Commencement Date”) and ending on the third anniversary of such date, unless sooner terminated in accordance with the provisions of Section 4.

2. Title and Capacity. The Executive shall serve as Chief Operating Officer.

The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such positions and such other duties and responsibilities as are commensurate with the title of Chief Operating Officer or other duties as determined by the Chief Executive Officer or the Board of Directors of the Company (the “Board”) from time to time. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Term. The Executive shall report directly to the Chief Executive Officer. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Executive, in monthly installments, a base salary at the rate of $500,000 per annum (“Base Salary”) during the Term. Such Base Salary may be increased in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).

3.2 Bonus. The Executive shall be eligible to receive an annual bonus for each year during the Term, which shall be paid in accordance with the Company’s customary practices, based on and subject to the Company’s achievement of targeted performance metrics for such year as established by the Compensation Committee in its sole discretion, which shall be consistent with the targeted performance metrics set for other senior executives of the Company. The annual bonus target (“bonus target”) will be 75% of the Executive’s then-current Base Salary.

Any bonus earned due to the Company’s achievement of such targeted performance metrics shall be paid on a pro rata basis to the Executive for any period of less than a full calendar year that the Executive is employed by the Company (or its predecessor) at such time as regular annual bonus payments are made to other employees so long as the Executive remains employed by the Company at the time of payment.

3.3 Equity-Based Incentives. The Executive shall be granted during the first week of the next succeeding open trading window following the Closing an initial equity award of restricted stock units (“RSUs”) with a grant date value of $800,000 under the Company’s Amended and Restated Long Term Incentive Plan or other equity-based incentive plan as in effect from time to time (the “Plan”). The number of RSUs to be granted to the Executive shall be equal to the quotient obtained by dividing (i) $800,000 by (ii) the Fair Market Value (as defined in the Plan). Subject to the Executive’s continued employment through the applicable vesting date or as otherwise provided herein, the RSUs shall vest over a three (3) year period with 25% vesting on each of the first and second annual anniversaries of the date of grant and 50% vesting on the third annual anniversary of the date of grant. During the Term, the Executive shall be eligible to receive additional equity grants, on a substantially similar basis as other senior executives of the Company, under the Plan as determined by the Compensation Committee or the Chief Executive Officer, as delegated by the Compensation Committee.

3.4 Tax Preparation and Insurance. During the Term, the Company shall reimburse the Executive for the reasonable costs (not to exceed $10,000 per year, prorated for partial years and evidenced by actual invoices presented to the Company) of (i) a tax consultant to assist the Executive or his estate in the preparation of tax returns and tax planning and for other estate planning related costs incurred and (ii) premiums on life insurance policies obtained by the Executive. Executive must submit appropriate documentation for each year’s reimbursements in sufficient time so that the Company may reimburse Executive for a year’s expenses under this Section 3.4 on or before March 15 of the year following the year for which the expense is allowable. Any amounts so reimbursed shall not be refundable to the Company once paid in the event that the Executive’s employment is subsequently terminated for any reason.

3.5 Other Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executives and/or other employees, if any, to the extent that the Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Executive shall be entitled to 27 days Paid Time Off per year (prorated for any part year of employment) and accruing ratably over the year. Any unused Paid Time Off accrued at year end shall be forfeited.

3.6 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment, mobile telephone and PDA expenses and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under his Agreement, in accordance with the Company’s reimbursement policy as in effect from time to time, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

3.7 Indemnification. The Company hereby agrees to hold harmless and indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be amended after the date hereof. To the extent the Company provides coverage to other Company officers under any directors and officers insurance policy, the Company agrees to also cover the Executive under any such policy that it may procure during the Term (including “tail” coverage) to the extent that other Company officers are covered thereunder. The obligation of the Company under this Section 3.7 shall survive any termination of this Agreement.

4. Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Cause. At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive. For the purposes of this Section 4.1, “Cause” shall mean (a) any failure (including as a result of death) of the Executive to take or refrain from taking any corporate action consistent with his duties as Chief Operating Officer as specified in written directions of the Chief Executive Officer or the Board, shall constitute “Cause” for purposes hereof, (b) the Executive’s willful engagement in illegal conduct or gross misconduct that is injurious to the Company, (c) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony, (d) fraud upon the Company including, without limitation, falsification of Company records or financial information, and (e) the Executive’s breach of any of the non-compete, non-solicitation, and proprietary information provisions of his Agreement.

4.2 Good Reason. The Executive may terminate his employment for Good Reason. “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the events or circumstances set forth in clauses (a) through (c) below; provided. however, that a termination for Good Reason by the Executive can only occur if (i) the Executive has given the Company a written notice of termination indicating the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within 30 days after receipt of such notice of termination, and (ii) such notice of termination is given within 60 days after the initial occurrence of the condition giving rise to Good Reason and termination for Good Reason occurs within 180 days after such initial occurrence of the condition giving rise to Good Reason:

(a)	a material diminution in Executive’s rate of Base Salary;

(b)	a material diminution in Executive’s authority, duties, or responsibilities; or

(c)	a material breach by the Company of this Agreement;

provided, that, the Company and the Executive acknowledge and agree that the transactions contemplated by the Merger Agreement and any changes to the Executive’s authority, duties or responsibilities in connection therewith or as described in this Agreement shall not constitute Good Reason.

4.3 Disability. The Executive’s employment may be terminated by reason of his Disability. As used in this Agreement, the term “Disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 365-day period to perform the services contemplated under his Agreement. A determination of Disability shall be made by a physician satisfactory to both the Executive and the Company; provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and the two physicians together shall select a third physician, whose determination as to Disability shall be binding on all parties. Termination as a result of Disability will be treated as a voluntary termination by the Executive without Good Reason as described in Section 4.5 of this Agreement.

4.4 Without Cause. The Company may terminate the employment of the Executive at any time, without Cause, upon 30 days’ prior written notice to the Executive or may pay the Executive salary for such 30 day period in lieu of notice (subject to any required delays under Section 10(a)(iii) of this Agreement), and the Executive will be due the applicable benefits described in Section 5 of this Agreement. For the avoidance of doubt, the expiration of the Term shall not constitute a termination without Cause hereunder. If the Executive continues in the Company’s employment following the expiration of the Term the Executive’s employment will be deemed to be “at will,” terminable by the Executive or the Company at any time.

4.5 Without Good Reason. The Executive may terminate his employment at any time, without Good Reason, upon 30 days’ prior written notice to the Company. If the Executive terminates his employment pursuant to this Section 4.5, he shall not be eligible to receive any of the benefits described in Section 5.2 of this Agreement.

5. Effect of Termination.

5.1 Base Salary, Etc. Upon the termination of the Executive’s employment pursuant to Section 4 hereof, the Company shall pay the Executive (i) the Base Salary payable to him under Section 3 through the last day of his actual employment by the Company, (ii) any bonus for the immediately preceding fiscal year that is due and owed to the Executive that remains unpaid, and (iii) the value of any accrued but unused vacation accrued to the date of termination of employment.

5.2 Additional Benefits.

(a)(i) If the employment of the Executive terminates (i) by the Executive for Good Reason pursuant to Section 4.2, or (ii) by the Company without Cause pursuant to Section 4.4 the Company shall, subject to the Executive’s compliance with Section 5.2(c) below: (A) pay to the Executive, in equal monthly installments in accordance with its normal payroll practices, over a one year period (the “One Year Continuation Period”), as compensation for the Executive’s loss of employment, an aggregate amount equal to the total of one times the Base Salary in effect at the time of termination; (B) immediately vest the Executive’s RSUs; and (C) continue health and dental benefits through COBRA for the Executive and his family at a level commensurate with such benefits at the time of termination for a period of one year following such termination, and the Company shall pay an amount equivalent to the Company portion of health care premiums for the COBRA premiums for such benefits until earlier of one year after termination or such time as the Executive becomes eligible for substantially similar benefits from another employer, after which time the Executive will be eligible to receive the maximum benefits permitted under COBRA less the number of months paid by the Company to be paid by the Executive.

(a)(ii) If, within 12 months after a Change in Control (except, for the avoidance of doubt, the Merger) that satisfies the requirements of Treas. Reg. § 1.409A-3(i)(5), the employment of the Executive terminates (i) by the Executive for Good Reason pursuant to Section 4.2, or (ii) by the Company without Cause pursuant to Section 4.4, the Company shall, in lieu of the payments and benefits otherwise to be provided under Section 5.2(a)(i) and subject to the Executive’s compliance with Section 5.2(c) below: (A) pay to the Executive in equal monthly installments in accordance with its normal payroll practices, over an 18 month period (the “Continuation Period”), as compensation for the Executive’s loss of employment, an aggregate amount equal to 1.5 times the Base Sa1ary in effect at the time of termination; (B) provide full vesting with respect to Executive’s then outstanding unvested equity-based incentive awards and such equity-based incentive awards or instruments shall, to the extent exercisable, remain exercisable by the Executive for the 18 month period following termination (or if earlier, until the expiration of the equity-based incentive award), provided that the vesting shall not accelerate the distribution of shares underlying equity-based incentive awards if such acceleration would trigger taxation under Section 409A(a)(l)(B); and (C) continue health and dental benefits through COBRA for the Executive and his family at a level commensurate with such benefits at the time of termination for an 18 month period following such termination and the Company shall pay the COBRA premiums for such benefits during until the earlier of 18 months after termination or such time as the Executive becomes eligible for substantially similar benefit from another employer, after which time the Executive will be eligible to receive the maximum benefits permitted under COBRA less the number of months paid by the Company to be paid by the Executive.

(b) If the Executive terminates his employment without Good Reason, or his employment is terminated for Cause, the Company will, at the request of the Executive (or his estate), continue the Executive’s and his family’s health and dental benefits commensurate with those in effect upon such termination for up to 18 months or such longer period as may be allowed by law or the applicable plan following such termination, and the Executive (or his estate) shall pay the premiums therefor in accordance with COBRA.

(c) Executive will be paid the compensation and benefits in Section 5.2(a)(i)(A) and (C) or 5.2(a)(ii)(A) and (C) ratably in accordance with regular payroll cycles of the Company commencing within 90 days following the date on which his employment ends. In order to receive such compensation and benefits, the Executive must execute a separation agreement and release of claims in favor of the Company (on the form (Company’s then standard separation and release agreement) to be provided at such time by the Company, the “Release”), and it must become binding no later than 90 days following the date his employment ends. After the Release becomes binding, he will be paid the compensation and benefits ratably in accordance with regular payroll cycles of the Company (starting with the first payroll period that begins after the Release is binding), provided that if the 90th day falls in the calendar year following the year in which employment ends, the payments will begin no earlier than the first payroll period of such later calendar year. The first payroll payment will include a make-up payment for the portion of the severance period that elapsed between the date when employment ended and the payroll period in which payments begin. The payments may be delayed by six months, as described in Section 10 of this Agreement.

5.3 No Mitigation. Following any termination of the Executive’s employment hereunder, the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of his Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

5.4 Entire Benefits, Etc. The obligation of the Company to make payments to the Executive under this Section 5 of his Agreement is expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 6 and 8 of this Agreement. The Executive recognizes that, except as expressly provided in this Agreement, the Exceptive shall not be entitled to any other compensation or benefits from the Company following termination of his employment.

6. Non-Compete.

(a) For a period of 12 months (or 18 months, in the case of a termination of employment within 12 months after a Change in Control (except, for the avoidance of doubt, the Merger)) after the termination of the Executive’s employment with the Company, the Executive will not:

(i) as an individual proprietor, partner, stockholder, officer, director, executive, director, investor, lender or in any other capacity whatsoever (other than as the holder of not more than 1% of the total outstanding stock of any publicly traded company or 5% of any privately held company and not in any other capacity), engage in any business throughout the world that directly competes with the business engaged in by the Company or any of its subsidiaries at the time of the Executive’s termination; or

(ii) directly or indirectly recruit, solicit or hire any person who is then an employee of the Company or any of its subsidiaries.

(b) Executive acknowledges and agrees that the Company’s business is global in nature due to the types of products and services it provides and that it is reasonable for the Company to define the geographic location in the manner set forth above. Executive also acknowledges that the Company is in the business of providing business process outsourcing services which include customer relationship management and other services. Notwithstanding that agreement, if this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c) The restrictions contained in this Section 6 and in Section 8 are necessary for the protection of the business and goodwill of the Company and its subsidiaries and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 or Section 8 will cause the Company and its subsidiaries substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company and its subsidiaries shall have the right to seek specific performance and injunctive relief.

7. Change in Control means:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 7(a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 7(c)(1), 7(c)(2) and 7(c)(3);

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

8. Proprietary Information.

(a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, technologies, web based portals or internet algorithms, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by the Chief Executive Officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive, provided, however, that nothing herein shall prevent the Executive from disclosing Proprietary Information to another party, in the ordinary course of business, pursuant to a non-disclosure agreement between the Company and such other party.

(b) Executive agrees that all files, technology, patents, copyrights, letters, memoranda, reports, articles, books, records, data, web-based analyses or reports, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

(c) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company, customers or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.

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10. Section 409A.

(a) Subject to this Section 10, payments or benefits under Section 5 shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 5, as applicable:

(i) It is intended that each installment of the payments and benefits provided under Section 5 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 5.

(iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(1) Each installment of the payments and benefits due under Section 5 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) and shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(2) Each installment of the payments and benefits due under Section 5 that is not described in Section 10(a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

(b) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 10, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. The Company will pay or reimburse business expenses in accordance with its policies but, assuming proper substantiation, no later than the last day of the calendar year following the calendar year in which the relevant expense was incurred. This Section 10(c) will, among other sections, apply to payments and reimbursements of expenses under Sections 3.4, 3.5, 3.6, 3.7, and 5.

(d) The parties agree that if any provision of this Agreement would subject Executive to any additional tax or interest under Section 409A, the parties will cooperate to reform such provision and that the Company may reform any such provision unilaterally, provided, that in the event of any such unilateral reform by the Company, the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation. Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder is determined not to comply with Section 409A, then neither the Company, its Board, nor any of its designees, agents, or employees will be liable to the Executive or any other person for any actions, decisions, or determinations made under the Agreement or for any resulting adverse tax consequences.

11. Section 280G. Anything contained in this Agreement to the contrary notwithstanding, if the payment of any payment or benefit includible in the calculation of “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) would render any payments or other benefits to the Executive subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s “parachute payments” shall be reduced to an amount such that the aggregate of any amounts otherwise payable to or benefits to be received by the Executive that are includible in the computation of “parachute payments” does not exceed 2.99 times the “base amount” as defined in Section 280G of the Code. In order to avoid imposition of additional tax and interest on the Executive under Section 409A, such reduction shall be made first from payments or other benefits that are not “nonqualified deferred compensation” subject to Section 409A and, if such reduction is insufficient to satisfy the preceding sentence, then from all the remainder of such payments or other benefits pro-rata. A nationally recognized accounting firm selected and paid for by the Company shall be responsible for making this calculation, and shall make its determination in writing, which shall be binding on the Company and the Executive absent clear or manifest error.

12. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed, in the case of the Company, to the address shown above or its most current corporate headquarters address to the attention of the Chief Executive Officer, or, in the case of the Executive, his most recent known address as disclosed to the Company or other such address as he so discloses to the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Entire Agreement. This Agreement, together with any other agreement and instruments referred to herein, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

15. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

16. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Ohio.

17. Successors and Assigns; This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any Company with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

18. Miscellaneous.

18.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.3 This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18.4 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CONVERGYS CORPORATION.

By:
Name:
Title:

EXECUTIVE:

By:
Name:	Brian Delaney

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